Immediate
          Daniel  P.  Zoellner
          314/877-7052

                    RALCORP HOLDINGS, INC. COMPLETES PURCHASE
                              OF RIPON FOODS, INC.


ST. LOUIS, MO, OCTOBER 4, 1999 Ralcorp Holdings, Inc. announced today that it has completed the purchase of Ripon Foods, Inc., a privately held cookie manufacturer located in Ripon, WI. Ripon Foods will be operated as an integral part of Ralcorp's Bremner cracker and cookie subsidiary.

On September 13, 1999, Ralcorp announced it had signed a definitive agreement to purchase Ripon Foods, which manufactures a wide variety of high quality private label and branded cookie products, including wire cut and enrobed cookies, and sugar wafers. Ripon Foods' products are sold to other cookie manufacturers through co-manufacturing arrangements and to various grocery and mass merchandise retailers under their store brand, as well as the "Rippin Good" and "Golden Batch" brands. Important to Ralcorp are the product variety, the production capacity and the expertise of Ripon Foods' two operating facilities. In addition, Ripon Foods produces a high quality fruit filled breakfast bar, which allows Ralcorp to effectively enter the fast-growing breakfast/meal bar segment. Annual sales for Ripon Foods are approximately $64 million.

Ralcorp Holdings, Inc. has established a leadership position in the world of private label or store brand foods. Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes ready-to-eat and hot cereals, crackers and cookies, snack nuts, mayonnaise and shelf-stable salad dressings. In addition, Ralcorp holds a 21.9 percent equity interest in Vail Resorts, Inc. (ticker: MTN), the premier mountain resort operator in North America.
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